EXHIBIT 99.5

Contractual Commitments

As of January 31, 2004, on a pro forma basis after giving effect to the offering of the notes and the application of the net proceeds therefrom, our future obligations for lines of credit, convertible subordinated debentures, the notes, equipment and building operating leases and purchase and other contractual obligations for the next five years and thereafter, include (dollars in thousands):

For the twelve months ending January 31,	2005	2006	2007	2008	2009	Thereafter	Total
Senior notes offered hereby	$—	$—	$—	$—	$—	$150,000	$150,000
Operating leases(1)	7,503	6,078	5,703	4,608	3,599	13,568	41,059
Lines of credit	2,055	—	—	—	—	—	2,055
Primedex convertible subordinated debentures	—	—	—	—	16,215	—	16,215
Purchase obligations(2)	2,500	2,500	1,875	—	—	—	6,875
Tower settlement	600	624	—	—	—	—	1,224

Total(3)	$12,658	$9,202	$7,578	$4,608	$19,814	$163,568	$217,428

(1)	Primarily consists of real estate leases.
(2)	Includes a three-year obligation to purchase imaging film from Fujifilm Medical Systems USA, Inc. We must purchase an aggregate of $7.5 million of film at a rate of approximately $2.5 million of film per year over the term of the agreement.
(3)	Does not include our obligations under our maintenance agreement with GE Medical Systems described below.

We are parties to an agreement with GE Medical Systems for the maintenance and repair of the majority of our medical equipment for a fee based upon a percentage of net revenues, subject to minimum aggregate net revenue requirements. The agreement expires on October 31, 2005. The annual service fee is currently the higher of 3.74% of our net revenue (less provisions for bad debts) or approximately $4.7 million. The aggregate minimum net revenue ranges from $85.0 million to $125.0 million during the term of the agreement. For fiscal 2003 and the first fiscal quarter 2004, the monthly service fees were 3.74% of net revenue. We believe this framework of basing service costs on usage is an effective and unique method for controlling our overall costs on a facility-by-facility basis. This amount is not included in the table above. In addition, we also have obligations under employment agreements with our executive officers, which are not included in the table above.

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